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                                               Filed pursuant to Rule 424(b)(3)
                                               Registration No. 333-121263


                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                     FINAL TERMS NO. 2134 DATED 24 JUNE 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$10,340,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
              UNDER THE A$20,000,000,000.00 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
 CURRENTLY TOTALING A$4,793,018,000.00 (A$1,814,545,000.00 INCLUDING BUY BACKS)

                           PART A--CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1. (i)  Issuer:                         Queensland Treasury Corporation

   (ii) Guarantor:                      The Treasurer on behalf of the Government
                                        of Queensland

2.      Benchmark line:                 2011
                                        (to be consolidated and form a single
                                        series with QTC 6% Global A$Bonds due
                                        14 June 2011, ISIN US748305BC27)
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3.      Specific Currency or            AUD ("A$")
        Currencies:

4. (i)  Issue price:                    103.321%

   (ii) Dealers' fees and               No fee or commission is payable in
        commissions paid by Issuer:     respect of the issue of the bond(s)
                                        described in these final terms
                                        (which will constitute a "pricing
                                        supplement" for purposes of any
                                        offers or sales in the United States
                                        or to U.S. persons). Instead, QTC
                                        pays fees and commissions in accordance
                                        with the procedure described in the
                                        QTC Offshore and Onshore Fixed Interest
                                        Distribution Group Operational Guidelines.

5.      Specified Denominations:        A$1,000

6. (i)   Issue Date:                    26 JUNE 2009

   (ii)  Record Date (date on           6 June / 6 December. Security will be
         and from which security        ex-interest on and from 7 June / 7
         is Ex-interest):               December.

   (iii) Interest Payment Dates:        14 June / 14 December

7.       Maturity Date:                 14 June 2011

8.       Interest Basis:                6 per cent Fixed Rate

9.       Redemption/Payment Basis:      Redemption at par

10.      Change of Interest             Not Applicable
         Basis or Redemption
         /Payment Basis:

11. (i)  Status of the Bonds:           Senior and rank pari passu with other
                                        senior, unsecured debt obligations of
                                        QTC

    (ii) Status of the Guarantee:       Senior and ranks pari passu with all its
                                        other unsecured obligations

12.      Method of distribution:        Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions Applicable

   (i)   Rate(s) of Interest:           6 per cent per annum payable semi
                                        -annually in arrears

   (ii)  Interest Payment Date(s):      14 June and 14 December in each year up
                                        to and including the Maturity Date

   (iii) Fixed Coupon Amount(s):        A$30 per A$1,000 in nominal amount
         (Applicable to bonds in
         definitive form)
   (iv)  Determination Date(s):         Not Applicable

   (v)   Other terms relating to the    None
         method of calculating
         interest for Fixed Rate
         Bonds:

PROVISIONS RELATING TO REDEMPTION
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14.      Final Redemption Amount:       A$1,000 per bond of A$1,000 Specified
                                        Denomination
                                        (NB:  If the Final Redemption Amount is
                                        other than 100 per cent. of the nominal
                                        value the bonds will be derivative
                                        securities for the purposes of the
                                        Prospectus Directive and the
                                        requirements of Annex XII to the
                                        Prospectus Directive Regulation will
                                        apply and the Issuer will prepare and
                                        publish a supplement to the Prospectus)

15.      Early Redemption Amount(s)     Not Applicable
         payable on redemption for
         taxation reasons or on
         event of default and/or the
         method of calculating the
         same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.      Form of Bonds:                 Permanent Global Note not exchangeable
                                        for Definitive Bonds

17.      Additional Financial           Not Applicable
         Centre(s) or other special
         provisions relating to
         Payment Dates:

18.      Talons for future Coupons      No
         or Receipts to be attached
         to Definitive Bonds (and
         dates on which such
         Talons mature):

19.      Other terms or special         Not Applicable
         conditions:
                                        (When adding any other final terms
                                        consideration should be given as
                                        to whether such terms constitute
                                        "significant new factors" and
                                        consequently trigger the need for a
                                        supplement to the Prospectus under
                                        Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)  If syndicated, names and       Not Applicable
         addresses of  Managers
         and underwriting
         commitments:

    (ii) Date of Dealer Agreement:      23 JUNE 2009

    (iii) Stabilizing Manager(s)         Not Applicable
          (if any):

21.      If non-syndicated, name        Deutsche Capital Markets Australia
         and address of relevant        Level 18, Grosvenor Place
         Dealer:                        225 George Street
                                        Sydney NSW 2000

22.     Whether TEFRA D or TEFRA        TEFRA Not Applicable
        C rules applicable or
        TEFRA rules not applicable:

23.     Non exempt Offer                Not Applicable

                                        (N.B. Consider any local regulatory
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                                        requirements necessary to be fulfilled
                                        so as to be able to make a non-exempt
                                        offer in relevant jurisdictions. No
                                        such offer should be made in any
                                        relevant jurisdiction until those
                                        requirements have been met. Non-exempt
                                        offers may only be made into
                                        jurisdictions in which the base
                                        prospectus (and any supplement) has
                                        been notified/passported.)

24.     Additional selling              Not Applicable
        restrictions:
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LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000.00 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
    --------------------------------------
                Duly authorized

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                           PART B--OTHER INFORMATION

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1.  LISTING AND ADMISSION TO TRADING

    (i) Listing                         Bourse de Luxembourg.

    (ii) Admission to trading:          Application has been made by the Issuer
                                        (or on its behalf) for the bonds to be
                                        admitted to trading on the regulated
                                        market of the Bourse de Luxembourg with
                                        effect from the Issue Date.

                                        (Where documenting a fungible issue
                                        need to indicate that original
                                        securities are already admitted
                                        to trading.)

2.  RATINGS

    Ratings:                            The bonds to be issued have been rated:
                                        S&P:     AA+
                                        Moody's: Aa1

                                        An obligation rated `AA+' by S&P has
                                        the second highest long term credit
                                        rating assigned by Standard & Poor's
                                        and differs from the highest rated
                                        obligations by only a small degree. The
                                        obligor's capacity to meet its
                                        financial commitment on the obligation
                                        is very strong.

                                        An obligation rated `Aa1' by Moody's
                                        has the second highest long term credit
                                        rating assigned by Moody's. Obligations
                                        rated `Aa1' are judged to be of high
                                        quality and are subject to very low
                                        credit risk.

                                        A credit rating is not a recommendation
                                        to buy, sell or hold securities and may
                                        be revised or withdrawn by the rating
                                        agency at any time. Each rating should
                                        be evaluated independently of any other
                                        rating.

                                        (The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. --Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i) Reasons for the Offer:              See "Use of Proceeds" section in the
                                        prospectus supplement--if reasons for
                                        offer different from making profit
                                        and/or hedging certain risks will need
                                        to include
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                                         those reasons here.

(ii) Estimated net proceeds:             Not Applicable.
                                         (If proceeds are intended for more
                                         than one use will need to split out
                                         and present in order of priority.
                                         If proceeds insufficient to fund all
                                         proposed uses state amount and sources
                                         of other funding.)

(iii) Estimated total expenses:          Not Applicable.
                                         [Expenses are required to be broken
                                         down into each principal intended "use"
                                         and presented in order of priority of
                                         such "uses".]

5.    YIELD

      Indication of yield:               4.325%
                                         Calculated as 7 basis points less than
                                         the yield on the equivalent A$
                                         Domestic Bond issued by the Issuer
                                         under its Domestic A$ Bond Facility
                                         on the Trade Date.

                                         The yield is calculated at the Trade
                                         Date on the basis of the Issue Price.
                                         It is not an indication of future
                                         yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                         US748305BC27

(ii)  Common Code:                       010926238

(iii) CUSIP Code:                        748305BC2

(iv)  Any clearing system(s) other       Not Applicable
      than Depositary  Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                          Delivery free of payment

(vi)  Names and addresses of             [ ]
      additional Paying Agent(s)
      (if any):

7.    TERMS AND CONDITIONS OF THE OFFER


(i)   Offer Price;                       Not applicable

(ii) [Conditions to which the offer is Not applicable subject;]

(iii) [Description of the application    Not applicable
      process;]

(iv)  [Details of the minimum and/or     Not applicable
      maximum amount of application;]

(v)   [Description of possibility        Not applicable
      to reduce subscriptions and
      manner for refunding excess
      amount paid by applicants;]

(vi)  [Details of the method and         Not applicable
      time limits for  paying up
      and delivering the bonds;]
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(vii)  [Manner in and date on which      Not applicable
       results of the  offer are to
       be made public;]

(viii) [Procedure for exercise of        Not applicable
       any right of  pre-emption,
       negotiability of subscription
       rights and treatment of
       subscription rights not
       exercised;]

(ix)   [Categories of potential          Not applicable
       investors to which the bonds
       are offered and whether
       tranche(s) have been reserved
       for certain countries;]

(x)    [Process for notification to      Not applicable
       applicants of the  amount
       allotted and the indication
       whether dealing may begin
       before notification is made;]

(xi)   [Amount of any expenses and       Not applicable
       taxes specifically charged to
       the subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to      None
       the extent know to  the Issuer,
       of the placers in the various
       countries where the offer takes
       place.]
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